Exhibit 10.65

55 North Water Street, Suite 1

Norwalk, CT 06854 / USA

P +1 203 899 3100 / F +1 203 899 3125

March 6, 2012

Melissa Reiter

Norwalk, Connecticut

Dear Ms. Reiter:

In connection with your employment with KAYAK Software Corporation (“KAYAK”), pursuant to that certain offer letter dated September 30, 2009, (the “Offer Letter”), your employment terms with KAYAK are hereby amended (this amendment letter together with the Offer Letter, the “Amended Offer”), effective as of November 1, 2010, such that: (i) your base salary was increased to $260,000 on an annualized basis, (ii) your annual incentive bonus was increased to up to 50% of your base compensation, (iii) you will be entitled to a lump sum bonus of $100,000 payable within 45 days following completion of KAYAK’s initial public offering, provided, however, that such amount must be repaid by you to KAYAK should you elect to terminate your employment with KAYAK within six months following KAYAK’s initial public offering and (iv) you shall be entitled to six months base salary and a pro rated bonus payment as severance in the event you are not named Chief Financial Officer by December 31, 2012, and upon not less than two months notice, you elect to terminate your position with KAYAK at any time following December 31, 2012.

Except as specifically set forth in this Amended Offer, all other terms and conditions of your Offer Letter remain in full force and effect. By accepting this Amended Offer, you agree and acknowledge that you have not relied, and are not relying, on any oral or written statements, promises or representations made by any employee, agent, or representative of KAYAK that are not expressly set forth in the Amended Offer.

Please do not hesitate to contact me if you have any questions.

Sincerely,

KAYAK Software Corporation

/s/ Steve Hafner
Steve Hafner CEO & Cofounder

Acknowledged and Agreed:

/s/ Melissa Reiter
Melissa Reiter Dated: 3/6/12

KAYAK.com | KAYAK.com/mobile

KAYAK.com | KAYAK.com/mobile